Exhibit 4.2

RULES

OF

THE FEDEX CORPORATION INCENTIVE STOCK PLAN

2005 INLAND REVENUE APPROVED SUB-PLAN FOR THE

UNITED KINGDOM

Adopted by the Company on: December 4, 2005

Approved by the Inland Revenue on: December 7, 2005

Inland Revenue reference no: X23020/WPR

SCHEDULE

RULES OF THE FEDEX CORPORATION INCENTIVE STOCK PLAN

2005 INLAND REVENUE APPROVED SUB-PLAN FOR THE

UNITED KINGDOM

1              General

This schedule to the FedEx Corporation Incentive Stock Plan, as amended (“the Plan”), sets out the rules of the FedEx Corporation Incentive Stock Plan 2005 Inland Revenue Approved Sub-Plan for the United Kingdom (“the Sub-Plan”).

2              Establishment of Sub-Plan

FedEx Corporation (“the Company”) has established the Sub-Plan under Section 18 of the Plan (Foreign Jurisdictions), which authorises the Company to establish sub-plans to the Plan.

3              Purpose of Sub-Plan

The purpose of the Sub-Plan is to aid the Company and its subsidiaries in securing and retaining key employees and directors of outstanding ability in the United Kingdom and to motivate them to exert their best efforts to achieve the long-term goals of the Company and its subsidiaries. The Company believes that the ownership or increased ownership of Shares by employees and directors will further align their interests with those of the Company’s other shareholders and will promote the long-term success of the Company and its subsidiaries.

In particular, the Sub-Plan seeks to enable the grant to, and subsequent exercise by, employees and directors in the United Kingdom, on a tax favoured basis, of rights to acquire Shares under the Plan.

4              Inland Revenue approval of Sub-Plan

The Sub-Plan is intended to be approved by the Inland Revenue under Schedule 4.

5              Rules of Sub-Plan

The rules of the Plan, in their present form and as amended from time to time, shall, with the modifications set out in this schedule, form the rules of the Sub-Plan. In the event of any conflict between the rules of the Plan and this schedule, the schedule shall prevail.

6              Relationship of Sub-Plan to Plan

The Sub-Plan shall form part of the Plan and not a separate and independent plan.

7              Interpretation

In the Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Approval Date

the later of the date on which the Inland Revenue notifies the Company or its advisers that the Sub-Plan is in a format capable of approval under Schedule 4 and the date on which the Sub-Plan is adopted by the Company provided that in either case no amendment to a rule of the Sub-Plan is made after the relevant date and prior to the date on which the Sub-Plan is approved by the Inland Revenue under Schedule 4;

Associated Company	the meaning given to that expression by paragraph 35 of Schedule 4;

Close Company	the meaning given to that expression by section 414(1) of ICTA 1988, and paragraph 9(4) of Schedule 4;

Consortium	the meaning given to that word by paragraph 36(2) of Schedule 4;

Control	the meaning given to that word by section 840 of ICTA 1988 and “Controlled” shall be construed accordingly;

Date of Grant	the date on which an Option is granted to an Eligible Employee in accordance with Section 7(b) of the Plan;

Eligible Employee	an individual who falls within Section 7(a) of the Plan (Eligible Recipients) and who is:

(a) an employee (other than a director) of the Company or a company participating in the Sub-Plan; or

(b)   a director of the Company or a company participating in the Sub-Plan who is contracted to work at least 25 hours per week for the Company and its subsidiaries or any of them (exclusive of meal breaks)

and who, in either case, is not eligible solely by reason that he is a non-executive director of a company participating in the Sub-Plan and does not have at the Date of Grant of an Option, and has not had during the preceding twelve months, a Material Interest in a Close Company which is the Company or a company which has Control of the Company or a member of a Consortium which owns the Company;

ICTA 1988	the Income and Corporation Taxes Act 1988;

Inland Revenue	the UK Board of Inland Revenue;

Jointly Owned Company	a company eligible to participate in the Sub-Plan under the provisions of paragraph 34 of Schedule 4;

Key Feature	a provision of the Sub-Plan which is necessary in order to meet the requirements of Schedule 4;

Market Value	notwithstanding Section 9(c)(1) of the Plan (Option Price),

(a) in the case of an Option granted under the Sub-Plan:

(i)    if at the relevant time the Shares are listed on the New York Stock Exchange, the average of the high and low sales prices of the Shares as reported on the New York Stock Exchange composite tape on the Date of Grant;

(ii)   if paragraph (i) above does not apply, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with Inland Revenue Shares Valuation;

(b) in the case of an option granted under any other share option scheme, the market value of an ordinary share in the capital of the Company determined under the rules of such scheme for the purpose of the grant of the option;

Material Interest	the meaning given to that expression by paragraphs 9 to 14 of Schedule 4;

Option	a subsisting right to acquire Shares granted under the Sub-Plan;

Option Holder	an individual who holds an Option or, where the context permits, his legal personal representatives;

Ordinary Share Capital	the meaning given to that expression by Section 832(1) of ICTA 1988;

Plan Administrator	the “Committee”, as that term is defined in Section 4(a) of the Plan (Administration of the Plan);

Relevant Employment	employment with any of the Company, and any company Controlled by the Company and any Jointly Owned Company;

Schedule 4	Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003;

Shares	shares of “Common Stock”, as that term is defined in Section 2 of the Plan (Definitions);

Share Certificate	the certificate issued in respect of the Shares acquired on the exercise of an Option under rule 23 (Issue or transfer of Shares on Exercise of Options); and

Share Option Agreement	a written agreement between the Company and an Eligible Employee setting forth the terms, conditions, limitations and other provisions applicable to the Option.

In this schedule, unless the context otherwise requires:

7.1           words and expressions not defined above have the same meanings as are given to them in the Plan;

7.2           the rule headings are inserted for ease of reference only and do not affect their interpretation;

7.3           a reference to a rule is a reference to a rule in this schedule, and a reference to a section is a reference to a section in the Plan;

7.4           the singular includes the plural and vice-versa and the masculine includes the feminine;

7.5           a reference to a statutory provision is a reference to a United Kingdom statutory provision and includes any statutory modification, amendment or re-enactment thereof; and

7.6           the Interpretation Act 1978 applies to the Sub-Plan in the same way as it applies to an enactment.

8              Companies participating in Sub-Plan

The companies participating in the Sub-Plan shall be the Company and any company Controlled by the Company and any Jointly Owned Company which has been nominated by the Company to participate in the Sub-Plan.

9              Shares used in Sub-Plan

The Shares shall form part of the Ordinary Share Capital of the Company and shall at all times comply with the requirements of paragraphs 16 to 20 of Schedule 4.

10           Grant of Options

An Option shall be granted under and subject to the rules of the Plan as modified by this schedule.

11           Identification of Options

A Share Option Agreement issued in respect of an Option shall expressly state that it is issued in respect of an Option. An option which is not so identified shall not constitute an Option.

12           Contents of Share Option Agreement

A Share Option Agreement issued in respect of an Option shall state:

12.1         that it is issued in respect of an Option;

12.2         the Date of Grant of the Option;

12.3         the number of Shares subject to the Option;

12.4         the exercise price per Share under the Option;

12.5         any condition imposed on the exercise of the Option;

12.6         the date(s) on which the Option will ordinarily become exercisable, whether in whole or in part; and

12.7         the period during which an Option shall remain exercisable (if at all) following termination of employment, if different than as set forth in the Plan.

13           Earliest date for grant of Options

An Option may not be granted earlier than the Approval Date.

14           Persons to whom Options may be granted

An Option may not be granted to an individual who is not an Eligible Employee at the Date of Grant.

15           Options non transferable

An Option shall be personal to the Eligible Employee to whom it is granted and shall not be capable of being transferred, charged or otherwise alienated (other than by will or by the laws of descent and distribution).

16           Limit on number of Shares placed under Option under Sub-Plan

For the avoidance of doubt, Shares placed under Option under the Sub-Plan shall be taken into account for the purpose of Section 6 of the Plan (Stock Subject of the Plan).

17           Inland Revenue limit (£30,000)

An Option may not be granted to an Eligible Employee if the result of granting the Option would be that the aggregate Market Value of the Shares subject to all outstanding options granted to him under the Sub-Plan or any other share option scheme established by the Company or an Associated Company and approved by the Inland Revenue under Schedule 4 to ITEPA 2003 would exceed sterling £30,000 or such other limit as may from time to time be specified in paragraph 6 of Schedule 4 to ITEPA 2003.  For this purpose, the United Kingdom sterling equivalent of the Market Value of a Share on any day shall be determined by taking the spot sterling/US dollar exchange rate for that day as shown in the Financial Times.

18           Exercise price under Options

Notwithstanding Section 9(c)(1) of the Plan (Option Price), the amount payable per Share on the exercise of an Option shall not be less than the Market Value of a Share on the Date of Grant and shall be stated on the Date of Grant.

19           Exercise of Options

Subject to rule 20, each Option shall be exercisable for a period commencing no earlier than the third anniversary of the Date of Grant and ending on the tenth anniversary of the Date of Grant.

20           Early Exercise or Lapse of Options

Options maybe exercised or lapse in accordance with Section 9(c)(4) of the Plan (Rights After Termination of Employment). Notwithstanding Section 9(c)(4) of the Plan, the Plan Administrator shall determine the period during which the Option shall remain exercisable following such termination and this shall be stated in the Share Option Agreement if different from that stated in Section 9(c)(4) of the Plan, and it may not thereafter be altered.

21           Material Interest

An Option may not be exercised if the Option Holder then has, or has had within the preceding twelve months, a Material Interest in a Close Company which is the Company or which is a company which has Control of the Company or which is a member of a Consortium which owns the Company.

22           Manner of payment for Shares on exercise of Options

The amount due on the exercise of an Option, including the exercise price and any amounts due in accordance with rule 27 (Tax and social security withholding), shall be paid in cash or by cheque or banker’s draft and may be paid out of funds provided to the Option Holder on loan by a bank, broker or other person.

The amount may be paid via a cashless exercise procedure, provided the Inland Revenue has agreed to this in advance. The date of exercise of an Option shall be the date on which the stock plan administrator processes the exercise notice.

23           Issue or transfer of Shares on exercise of Options

The Company shall, as soon as reasonably practicable and in any event not later than thirty days after the date of exercise of an Option, issue or transfer to the Option Holder, or procure the issue or transfer to the Option Holder of, the number of Shares specified in the notice of exercise and shall deliver to the Option Holder, or procure the delivery to the Option Holder of, a Share Certificate (or equivalent evidence) in respect of such Shares, subject only to compliance by the Option Holder with the rules of the Sub-Plan and in particular compliance with rule 27 (Tax and social security withholding) and to any delay necessary to complete or obtain:

23.1         the listing of the Shares on any stock exchange on which Shares are then listed; or

23.2         such registration or other qualification of the Shares under any applicable law, rule or regulation as the Company determines is necessary or desirable.

24           Rights attaching to Shares issued on exercise of Options

All Shares issued in respect of the exercise of an Option shall, as to any voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the shares of the same class in issue at the date of such issue save as regards any rights attaching to such shares by reference to a record date prior to the date of such issue.

25           Amendment of Sub-Plan

Notwithstanding Section 16 of the Plan (Amendments), no amendment to a Key Feature of the Sub-Plan, whether taking the form of an amendment of the Plan or this schedule, shall take effect until it has been approved by the Inland Revenue.

26           Adjustment of Options

Notwithstanding Section 14 of the Plan (Changes in Capitalization), any adjustment of an Option:

26.1         shall not be made unless the adjustment is permitted pursuant to paragraph 22(3) of Schedule 4; and

26.2         shall not take effect until it has been approved by the Inland Revenue.

27           Tax and social security withholding

27.1         Where, in relation to an Option granted under the Sub-Plan the Company or, if different, the Option Holder’s employing company, is liable, or is in accordance with current practice believed to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Option Holder, the Option Holder shall be required to reimburse the Company or the Option Holder’s employing company an amount sufficient to discharge the liability. Alternatively, the Option Holder may, by agreement with the Company, enter into some other arrangement to ensure that such amount is available to it (whether by authorising the sale of some or all of the Shares subject to his Option and the payment to the Company or such employing company of the requisite amount out of the proceeds of sale or otherwise).

27.2         The Company may require an Option Holder to execute a copy of the Share Option Agreement or some other document (which in either case may be in electronic form) in order to bind himself contractually to any such arrangement as is referred to in rule 27.1 and return the executed document to the Company by a specified date.

28           Exercise of discretion by Plan Administrator

In exercising any discretion which it may have under the Sub-Plan, the Plan Administrator shall act fairly and reasonably.

29           Relationship of Sub-Plan to contract of employment

29.1         the Sub-Plan shall not form part of any contract of employment between the Company or any company Controlled by the Company or any Jointly Owned Company and an Eligible Employee;

29.2         unless so expressly provided in his contract of employment, an Eligible Employee has no right to be granted an Option;

29.3         the benefit to an Eligible Employee of participation in the Sub-Plan (including, in particular but not by way of limitation, any Options held by him) shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable; and

29.4         if an Eligible Employee ceases to be in Relevant Employment, he shall not be entitled to compensation for the loss of any right or benefit under the Sub-Plan (including in particular but not by way of limitation, any Options held by him which lapse by reason of his ceasing to be in Relevant Employment) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.

30           Disapplication of certain provisions of Plan

The provisions of the Plan dealing with:

the amendment, modification, cancellation or suspension of awards in Section 4(b)(1)(iv);

restricted stock awards pursuant to Section 8 of the Plan;

incentive stock options pursuant to Section 9(e) of the Plan;

tax withholding pursuant to Section 12 of the Plan;

restricted shares pursuant to Section 15(b)(1) of the Plan; and

cancellation of outstanding options pursuant to Section 17 of the Plan;

shall not form part of, and no such rights may be granted under, the Sub-Plan.

The words “unless otherwise determined by the Committee” in Sections 9(c)(4)(i), 9(c)(4)(ii), 9(c)(4)(iii), 9(c)(4)(iv) and 9(f) shall not apply in this Sub-Plan.

The words dealing with the amendment, modification, cancellation or suspension of awards in Section 16 shall not apply in this Sub-Plan.

31           Term of the Plan

The Sub-Plan shall be effective from the Approval Date. Unless the Plan is earlier terminated, no Option shall be granted under the Sub-Plan after 31 May 2013, but outstanding Options may extend beyond such date.